FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, is made by and among each registrant identified on Schedule A (each, an “Acquiring Company”), each on behalf of itself and its series identified on Schedule A (if any), severally and not jointly (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”), and each registrant identified on Schedule B (each, an “Acquired Company”), on behalf of itself and its series identified on Schedule B (if any), severally and not jointly (each, an “Acquired Fund” and collectively the “Acquired Funds” and together with the Acquiring Funds, the “Funds”), and shall become effective as of January 19, 2022 (the “Effective Date”).

WHEREAS, each Acquired Company and Acquiring Company is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter (“Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) and/or Section 12(d)(1)(C) of the 1940 Act subject to compliance with the conditions of the Rule; and registered open-end investment companies, such as the Acquired Funds, as well as their Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) and/or Section 12(d)(1)(C) of the 1940 Act, as applicable, in reliance on the Rule; and

WHEREAS, an Acquired Fund, Distributor or Broker may, from time to time, knowingly sell shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds, and the Acquired Funds, Distributor or Brokers may sell shares of the Acquired Funds to the Acquiring Funds, in reliance on the Rule and in compliance with the additional terms of this Agreement.

1.	Terms of Investment

(a)

In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, if applicable, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may, in its sole discretion, honor any redemption request partially or wholly in-kind in the sole discretion of the Acquired Fund (which discretion of the Acquired Fund shall include the selection of portfolio securities to distribute in-kind), even where such Acquired Fund does not ordinarily satisfy redemption requests in-kind (particularly in the case of Acquired Funds that are not exchange-traded funds).

(ii) Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 1% of the Acquired Fund’s total outstanding shares) over multiple days and/or to provide advance notification of redemption requests to the Acquired Fund whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a redemption request or otherwise a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a future redemption request is submitted, if any. For the avoidance of doubt, in the instance where the Acquired Fund is an exchange- traded fund or exchange-listed closed-end fund, the requirements of this paragraph (ii) shall not apply to transactions in which an Acquiring Fund did not know or have reason to know that such transaction would result in a redemption transaction with the Acquired Fund (such as where an Acquiring Fund sells shares in the secondary market).

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund. An Acquiring Fund will provide a first notice to an Acquired Fund prior to holding more than 3% of the Acquired Fund’s shares. The Acquiring Fund will provide a second notice to the Acquired Fund when it holds more than 5% of the Acquired Fund’s shares. In addition, an Acquiring Fund will not acquire any shares of an Acquired Fund that would result in the Acquired Fund and its Advisory Group (as defined in the Rule), individually or in the aggregate, holding more than 25% of the Acquired Fund’s shares unless the Acquiring Fund’s investment sub-adviser or any person controlling, controlled by, or under common control with such investment sub- adviser acts as the Acquired Fund’s investment adviser or depositor. The Acquired Fund acknowledges and agrees that any information provided in accordance with the foregoing is not a purchase order or otherwise a commitment to purchase and constitutes an estimate that may materially differ from the amount, timing and manner in which a future purchase order is submitted, if any.

(b)

In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, if applicable, each Acquired Fund shall provide each Acquiring Fund with publicly available information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representations and Obligations of the Acquired Funds

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or 12(d)(1)(C) or knowing sale of shares by an Acquired Fund or its Distributor or Brokers to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff (the “Staff”) from time to time, applicable to acquired funds (as defined in the Rule); (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations and Obligations of the Acquiring Funds

(a) In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or 12(d)(1)(C) or knowing sale of shares by an Acquired Fund or its Distributor or Brokers to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to acquiring funds (as defined in the Rule); (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b) Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined under the 1940 Act) that is: (i) a broker-dealer, (ii) a broker-dealer or bank that borrows as part of a securities lending program, or (iii) a futures commission merchant or a swap dealer, will: (a) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase no longer complies. An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request.

4.	Indemnification; Liability

(a)

Each Acquiring Fund agrees to hold harmless and indemnify each Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, or (ii) a violation or alleged violation by the Acquiring Fund of the terms and conditions of the Rule with respect to the Acquiring Fund’s investment in the Acquired Fund, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of the Rule or this Agreement.

(b)

Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its principals, directors or trustees, officers, employees or agents, to the extent such Claims result from (i) a violation or alleged violation by such Acquired Fund of any provision of this Agreement, or (ii) a violation or alleged violation by the Acquired Fund of the terms and conditions of the Rule with respect to the Acquiring Fund’s investment in the Acquired Fund, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of the Rule or this Agreement.

(c)

In any action involving the parties to this Agreement, the parties agree to look solely to the relevant Acquiring Fund(s) of the Acquiring Company or the relevant Acquired Fund(s) of the Acquired Company, as the case may be, that are involved in the matter in controversy and not to any other Acquiring Funds and/or Acquired Funds, as the case may be. Any liability of more than one of any Acquiring Company, Acquiring Fund, Acquired Company and/or Acquired Fund shall be several and not joint as between or among the relevant Acquiring Companies, Acquiring Funds, Acquired Companies and/or Acquired Funds.

5.	Notices

All notices, including all information that a party is required to provide to one or more other parties hereto under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail or electronic mail to the address for each party specified below for receipt of such notice or to such other person or address as a party may designate to the other parties in writing in accordance with the terms of this Section.

If to an Acquiring Company:	If to an Acquired Company:

Lazard Asset Management LLC

Attn: General Counsel

30 Rockefeller Plaza

New York, NY 10112

Email: lam.ny.legal@lazard.com

With a copy to:

Janna Manes

Proskauer Rose LLP

Eleven Times Square

New York, NY 10035

Email: jmanes@proskauer.com

Highland Capital Management Fund Advisors, L.P.

300 Crescent Court, Suite 700

Dallas, Texas 75201

Email: legalconfidentiality@skyviewgroup.com

With a copy to:

Stephanie Vitiello

Attn: Skyview Group

2101 Cedar Springs Road, Suite 1200

Dallas, Texas 75201

Email: Svitiello@skyviewgroup.com

6.	Term and Termination; Assignment; Amendment

(a)

This Agreement shall be effective for the duration of the Acquired Funds’ and/or the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of this Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, this Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)

This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party, provided, however, that the provisions of Section 4 shall survive the termination of this Agreement. This Agreement may be terminated with respect to one or more Acquiring Companies, Acquiring Funds, Acquired Companies or Acquired Funds, and remain effective with respect to the remaining Acquiring Companies, Acquiring Funds, Acquired Companies or Acquired Funds subject to this Agreement. Upon termination of this Agreement with respect to an Acquiring Fund, the Acquiring Fund may not purchase additional shares of any Acquired Fund beyond the Section 12(d)(1)(A) or Section 12(d)(1)(C) limits in reliance on the Rule.

(c)

This Agreement may not be assigned by a party without the prior written consent of the other parties. In the event a party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be deemed to make the representations, warranties and covenants in this Agreement applicable to the assigning party and be bound by the acknowledgements and agreements of this Agreement applicable to the assigning party.

(d)	Other than as set forth in Section 7 below and with respect to notice information, this Agreement may be amended only by a writing that is signed by each party.

7.	Additional Acquiring Companies and Acquired Companies; Additional Acquiring Funds and Acquired Funds

(a)

In the event that any investment company in addition to those listed on Schedule A and Schedule B hereto desires to become a party to this Agreement, it shall notify the other parties in writing, and, if the other parties agree in writing, such investment company (and any of its series requested to become subject to this Agreement) shall become an Acquiring Company or Acquired Company hereunder, and such Acquiring Company or Acquired Company, and its requested Acquiring Fund(s) or Acquired Fund(s), respectively, shall be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth herein, and Schedule A or Schedule B, as appropriate, shall be amended accordingly.

(b)

In the event that an Acquiring Company or an Acquired Company wishes to include one or more of its series in addition to those listed on Schedule A or Schedule B, respectively (to the extent such schedule does not already encompass future series), the relevant party shall notify the other parties in writing, and, if the other parties agree in writing, such series shall become Acquiring Fund(s) or Acquired Fund(s) hereunder, and the Acquiring Company or Acquired Company, as the case may be, on behalf of its relevant series being added as Acquiring Fund(s) or Acquired Fund(s), respectively, shall be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth herein, and Schedule A or Schedule B, as appropriate, shall be amended accordingly.

8.	Miscellaneous

(a)

All representations, warranties, covenants, acknowledgements or other agreements set forth in this Agreement made by an Acquiring Fund or an Acquired Fund, shall be considered to be made by the relevant Acquiring Company, on behalf of the Acquiring Fund, or the relevant Acquired Fund, on behalf of the Acquiring Fund, respectively.

(b)

If an Acquiring Company or an Acquired Company does not have any Acquiring Funds or Acquired Funds, respectively, then any reference to an Acquiring Fund or Acquired Fund shall refer to such Acquiring Company or Acquired Company.

(c)	Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(d)

If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and enforceable to the fullest extent permitted by applicable law.

(e)

The parties agree that no director/trustee, officer, employee, agent or shareholder of an Acquiring Company, Acquiring Fund, Acquired Company and/or Acquired Fund shall have any personal liability under this Agreement and that this Agreement is binding only upon the assets and property of the applicable Acquiring Companies, Acquiring Funds, Acquired Companies and/or Acquired Funds.

(f)	This Agreement will be governed by the laws of the State of Delaware (without giving effect to the choice of law provisions thereof), or any of the applicable provisions of the 1940 Act.

(g)

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous written or oral agreements, understandings and negotiations.

(h)

This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by means of DocuSign® or other electronic signature, shall be treated in all manner and respects as an original executed counterpart. Each DocuSign® or other electronic, faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary.

(i)

No Acquiring Company or Acquiring Fund shall use the name or any tradename, trademark, service mark, symbol or any abbreviation, contraction or simulation thereof of an Acquired Fund or any of its affiliates in its shareholder communications, advertising, sales literature and similar communications (other than a prospectus, statement of additional information, fact sheet or similar disclosure document, or shareholder report) unless it first receives prior written approval (including approval through written electronic communications) of the Acquiring Fund or its applicable affiliate.

9.	Termination of Prior Agreements

The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of any and all prior agreements between or among one or more Acquiring Companies and Acquired Companies that relates to the investment by any Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to achieve compliance with Section 12(d)(1) of the 1940 Act (the “Prior Section 12 Agreements”). The parties hereby waive any notice provisions, conditions to termination, or any other conditions, terms or other actions required to effectively terminate such Prior Section 12 Agreements as of the Effective Date.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) indicated below.

THE LAZARD FUNDS, INC. on behalf of itself and its Acquiring Fund(s) listed on Schedule A, severally and not jointly

/s/ Jessica Falzone
Name: Jessica Falzone
Title: Assistant Secretary Date:
HIGHLAND FUNDS I on behalf of itself and its Acquired Fund(s) listed on Schedule B, severally and not jointly

/s/ Stephanie Vitiello
Name: Stephanie Vitiello
Title: Chief Compliance Officer Date: April 11, 2022

SCHEDULE A

Acquiring Companies and Acquiring Funds

Acquiring Companies	Acquiring Funds
The Lazard Funds, Inc.	All existing and future series

SCHEDULE B

Acquired Companies and Acquired Funds

Acquired Companies	Acquired Funds
Highland Funds I	Highland/iBoxx Senior Loan ETF